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                                                                EXHIBIT 10.2



                         BARDEN-DAVIS CASINO, L.L.C.
                           400 Renaissance Center
                                 Suite 2400
                              Detroit, MI 48243




                              November 9, 1995



Mr. Thomas C. Bonner
4201 W. 61st Avenue
Hobart, IN 46342

Dear Mr. Bonner:

     This letter constitutes an employment agreement between Barden-Davis Casino, L.L.C. (or its successor company) ("Barden") and you ("Employee") with respect to Barden's development, construction and operation of a casino gaming vessel at Buffington Harbor in Gary, Indiana (the "Project").

     1. Term. The term of this Agreement is three (3) years commencing on the Effective Date set forth below the signature lines at the end of this Agreement.

     2. Base Compensation. Barden agrees to pay you a base compensation of $198,500 annually, payable in substantially equal bi-weekly payments with usual and customary payroll deductions allocable to the following items:

        Base salary:               $179,200
        Housing allowance:         $ 12,000
        Automobile allowance:       $ 6,000
        Meal allowance:             $ 1,300

     3. Bonus and Incentive Compensation. You have advised that you currently receive various forms of incentive compensation from your current employer. Intending to replace those incentives with items of equal or greater potential value, Barden agrees to develop and provide to you an incentive compensation plan that will be based upon your personal performance and the Project's performance, with a minimum value at the end of each year of the agreement of $169,500. Barden and you will mutually agree on the payment schedule for this bonus and incentive compensation. This incentive compensation is calculated as follows:


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Mr. Thomas C. Bonner
November 9, 1995
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Value of stock grant:                     1,500 shares @ $25 = $37,500
Value of stock options:         2,000 options @ $25 - $14.50 = $21,000
                                4,000 options @ $25 - $20.25 = $19,000

Bonus:                                                         $92,000

     4. Title and Responsibilities. You will initially be employed to serve in an executive capacity and to perform those duties generally associated with the duties of Executive Vice President of Gaming Operations for the Project and you may be asked to serve in a similar capacity for other projects in which Barden and its related companies may become involved. Your duties and title may be changed from time to time by Barden, but any new responsibilities or title shall be consistent with your experience, knowledge and skills. Barden reserves the right, in its sole discretion, to hire or place someone in a position superior to you at the Project. Barden agrees to reimburse to you all reasonable expenses incurred by you in the performance of your duties of employment incurred in accordance with company policies. You will not be assigned responsibilities that will require you to maintain a residence outside of the area of Lake County, Indiana, without your consent.

     5. Termination of Employment. Barden shall be permitted to terminate this Agreement and your employment only upon occurrence of any of the following:

     (a) your death;

     (b) your permanent disability (defined as continuous disability and inability to perform the duties and functions of your position for thirty (30) continuous days;

     (c) your inability to obtain and/or maintain licensure required by Indiana or other gaming authorities; or

     (d) cause, which shall mean (i) Employee's willful misconduct which directly, materially and adversely affects Barden or personal dishonesty; (ii) breach of fiduciary duty to Barden resulting in Employee's

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Mr. Thomas C. Bonner
November 9, 1995
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        personal profit; (iii) Criminal conviction for violation (after a trial and final nonappealable judgment) of any law, rule or regulation (other than traffic violations or other minor offenses); or (v) Employee repeatedly and intentionally fails to reasonably perform his stated duties and fails to cure such non-performance within 30 days after his receipt of written notice from Barden specifically identifying the manner in which Employee has failed to reasonably perform such stated duties.

        6. Benefits. Barden will provide you with benefits. These benefits shall include, at a minimum:

        (a) health and disability insurance covering you and your dependents, including medical, dental, and prescription coverage. Since you currently receive reimbursement for out-of-pocket health-related expenses up to $5,000 each year, Barden agrees to provide a sum of $5,000 from which you will be reimbursed for health related expenses not otherwise compensable by Barden's medical insurance plan.

        (b) access, within six (6) months of the Effective Date, to a 401(k) plan, or similar retirement plan, to which Barden will make annual matching contributions equal to three (3%) percent of your base and cash bonus compensation.

        (c) life insurance equal to four times your annual base salary, which shall automatically be adjusted upward annually in the event of increases to your base salary.

        (d) three (3) weeks of paid vacation annually.

        7. Non-Competition. You, as consideration for your employment and the information you will obtain as an employee of Barden agree that during the term of this Agreement and for a period of 18 months thereafter, you will not, directly or indirectly, individually or as an employee, partner, officer, director or stockholder or in any other capacity whatsoever of any person, firm, partnership or corporation, (i) recruit,

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Mr. Thomas C. Bonner
November 9, 1995
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hire, assist otherwise in recruiting or hiring, discuss employment with, or refer to others concerning employment, any person who is, or within the preceding twelve (12) months was, an employee of Barden, or any parent, subsidiary, or affiliated company, (ii) compete with Barden or any parent, subsidiary, or affiliated company in any location i n Illinois north of Springfield, Illinois or any location in Indiana north of Indianapolis, Indiana, or (iii) use in competition with Barden, or parent, or subsidiary, or affiliated company any of the methods, information, or systems developed by Barden or any parent, or subsidiary, or affiliated company.

     8. Other Obligations. You have represented that you have no contract, agreement, or obligation which may be in conflict with any obligation you have taken under this letter agreement.

     9. Confidentiality. Except as your assigned duties may require or as Barden may otherwise consent in writing, you will not disclose at any time either during or subsequent to my employment, any information, knowledge or data of Barden which you may develop or receive during the course of my employment relating to financial data, writings, computer software, policies, plans, designs, business processes, methods, data, trade secrets, know-how, plans and programs, or any other knowledge of Barden which is of a proprietary or confidential nature, and upon termination of my employment with Barden for any reason, you agree to immediately deliver to Barden all physical property, plans, designs, computer programs or software, customer lists, prospect lists, manuals, letters, notes, reports and any other materials relating to Barden in your possession or under my control.

     10. Arbitration. Any dispute or controversy arising under or in connection with this agreement or any other aspect of your employment, shall be settled exclusively by arbitration in Chicago, Illinois, in accordance with voluntary labor arbitration rules of the American Arbitration Association then in effect. The arbitrator's sole authority shall be to interpret or apply the provisions of this agreement. The arbitrator shall not change, add to or subtract from any of the provisions of this agreement. The arbitrator shall have the power to compel attendance of witnesses at any hearing. The



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Mr. Thomas C. Bonner
November 9, 1995
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arbitration award shall be final and binding and shall be the sole remedy for any claimed breach of this agreement except for claims that the arbitrator has exceeded his jurisdiction and except for any alleged violation by Employee of the nondisclosure of confidential information provisions of this agreement.
The expense of any arbitration shall be borne equally by Employee and Barden. Judgment may be entered on the arbitrators award in any court having jurisdiction, but neither party may otherwise resort to any court or administrative agency with respect to any dispute that is arbitrable under this section except for claims that the arbitrator has exceeded his jurisdiction.

     11. Entire Agreement. You agree that this letter supersedes any and all prior agreements and understandings between you and Barden. No representations have been made by Barden concerning the terms and conditions of employment other than those representations contained in this letter. This letter may be modified only by a written document signed by both you and a duly authorized officer of Barden.

     12. Acknowledgment. You have read this letter before signing it and acknowledge receipt of a copy.

     13. Effective Date. This agreement shall take effect and Employee shall be deemed an employee on December 4, 1995 or on an earlier date if mutually agreed upon by Employee and Barden.

     If this letter accurately sets forth the terms of our agreement, sign and return the enclosed copy to us. We look forward to your joining our organization and to a long and mutually beneficial relationship.

                              Very truly yours,

                         BARDEN-DAVIS CASINO, L.L.C.


                              By: Don H. Barden


Agreed to and accepted on this ___ day of November, 1995.


                              Thomas C. Bonner
                       --------------------------------
                              Thomas C. Bonner